                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[x] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          IMPERIAL HOLLY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------


    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

    ---------------------------------------------------------------------------

Notes:

                [Imperial Holly Corporation Logo appears here]

I.H. Kempner, III
Chairman

                                 June 16, 1995

Dear Fellow Shareholder:

  This year the Annual Meeting of Shareholders will be held on Friday, July 28, 1995 at 11:00 a.m. at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas 77478. At the meeting, we will elect four directors.

  Your Board of Directors joins me in urging you to attend to hear a report on the Company's progress during the past year and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

                                          Sincerely,

                                   [Signature of I.H. Kempner, III appears here]

        ONE IMPERIAL SQUARE . P.O. BOX 9 . SUGAR LAND, TEXAS 77487-0009

                           IMPERIAL HOLLY CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 28, 1995

To the Shareholders of Imperial Holly Corporation:

  The Annual Meeting of Shareholders of Imperial Holly Corporation (the "Company") will be held at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas 77478, on Friday, July 28, 1995, at 11:00 a.m., for the following purposes:

    (1) to elect four directors to serve for three-year terms until the 1998 Annual Meeting of Shareholders and until their successors are qualified; and

    (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on June 1, 1995 are entitled to notice of and to vote at the meeting.

  The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your stock be represented at the meeting.


 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                          By Order of the Board of Directors

                                          William F. Schwer
                                          Secretary

Sugar Land, Texas
June 16, 1995

                           IMPERIAL HOLLY CORPORATION
                              ONE IMPERIAL SQUARE
                            SUGAR LAND, TEXAS 77478

                                PROXY STATEMENT

                      1995 ANNUAL MEETING OF SHAREHOLDERS

  The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Holly Corporation (the "Company") to be voted at the 1995 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by telegraph or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at a fee estimated not to exceed $4,500, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This Proxy Statement and the accompanying proxy are being mailed to shareholders beginning on or about June 16, 1995.

  All duly executed proxies will be voted in accordance with the instructions thereon. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Company, unless the person granting such proxy votes in person.

  Unless otherwise indicated on the proxy, shares will be voted by the persons named on the accompanying proxy for the election of the four directors named below.

  The majority of the outstanding shares of Common Stock, without par value, of the Company ("Common Stock") entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked "Abstain" on a matter will be considered to be represented at the meeting for quorum purposes.

  Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes").

  Directors are elected by a plurality of votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

  The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

  At the close of business on June 1, 1995, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding 10,286,894 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held. Cumulative voting is not allowed.

                        PROPOSAL: ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 1995 Annual Meeting, the terms of office of the Class I directors will extend until the Annual Meeting of Shareholders in 1998 (and until their successors are qualified). The terms of office of the Class II directors extend until the Annual Meeting of Shareholders in 1996 and the terms of office of the Class III directors extend until the Annual Meeting of Shareholders in 1997 (and, in each case, until their successors are qualified). At the 1995 Annual Meeting, it is proposed to elect John D. Curtin, Jr., I.H. Kempner, III, James C. Kempner and Daniel K. Thorne as directors in Class I. All of the nominees are currently serving as directors of the Company.

NOMINEES

  Set forth below is certain information concerning the four nominees for election as directors at the 1995 Annual Meeting, including the business experience of each during the past five years and the age of each nominee on June l, 1995.

  JOHN D. CURTIN, JR. has been a Director of the Company since June 1993. Mr. Curtin is Executive Vice President and a director of Cabot Corporation, a specialty chemicals and materials company and manufacturer of carbon black. Mr. Curtin served from 1989 to 1992 as Chief Financial Officer of Cabot Corporation and from 1974 to 1989 as President, Chief Executive Officer and Director of Curtin & Co., Inc., a private investment banking firm. Mr. Curtin, age 62, is a director of Augat, Inc.

  I. H. KEMPNER, III has been Chairman of the Board of Directors of the Company since 1971 and was first elected a director of the Company in 1967. He became Chairman of the Executive Committee in 1978. Mr. Kempner joined the Company in 1964 and served in various executive capacities prior to his election as Chairman of the Board. Mr. Kempner, age 62, is Chairman of the Board of Directors of the Houston Branch of the Federal Reserve Bank of Dallas.

  JAMES C. KEMPNER, a director since 1988, was appointed President and Chief Executive Officer of the Company in October 1993. Mr. Kempner, age 55, is also the Chief Financial Officer, a position he has held since he joined the Company in 1988. In May 1994, Mr. Kempner was elected President of Imperial Sugar Company--a division of Imperial Holly Corporation ("Imperial Sugar Company"), a position he had held previously. From 1988 to 1993, Mr. Kempner was an Executive Vice President of the Company.

  DANIEL K. THORNE was elected a director of the Company in June 1988. For more than the past five years, Mr. Thorne has been the President of Star Lake Cattle Company and Star Lake Properties, Inc., which are engaged in cattle and timber operations, and the President of Eagle Island Citrus Corporation, a citrus production operation. Mr. Thorne, age 43, is also a director of CCH, Inc.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" JOHN D. CURTIN, JR., I.H. KEMPNER, III, JAMES C. KEMPNER AND DANIEL K. THORNE AS DIRECTORS.

CONTINUING DIRECTORS

  Set forth below is certain information concerning the nine directors of the Company whose present terms of office will continue until 1996 or 1997, including the business experience of each during the past five years and the age of each director on June l, 1995.

Directors in Class II
(Terms Expiring at the 1996 Annual Meeting of Shareholders)

  EDWARD O. GAYLORD, who has been a director of the Company since 1978, has been the President and a director of Gaylord & Company, Inc., a venture capital business, since 1988. Since January 1993, he has been Chairman of EOTT Energy Corporation, an oil trading and transportation company. Mr. Gaylord, age 63, is also a director of Seneca Foods Corporation and Stant Corporation.

  ROBERT C. HANNA, Vice Chairman of the Board of Directors since October 1993, has been a director of the Company since 1976. Mr. Hanna served as President of the Company from 1979 and Chief Executive Officer from 1980 until his retirement in October 1993. Mr. Hanna, age 66, joined the Company in 1955 and has served in various capacities throughout his career. Mr. Hanna is also a director of NorAm Energy Corp., an Advisory Director of Comerica Bank, Texas and Chairman of the Board of Directors of Memorial Healthcare Systems, Inc.

  ROGER W. HILL has been an Executive Vice President and a director of the Company and President and Chief Executive Officer of Holly Sugar Corporation ("Holly Sugar") since 1988, when Holly Sugar was acquired as a wholly owned subsidiary of the Company. Mr. Hill, age 55, joined Holly Sugar in 1963 and served in various capacities throughout his career.

  ROBERT L. K. LYNCH has been a director of the Company since 1990 and has directed the purchase and restoration of historic buildings primarily in Galveston, Texas since 1975. Mr. Lynch, age 45, has been in the real estate development and management business since 1987 and has been a member of the City Council of Galveston since 1990. Mr. Lynch is currently President and Chief Executive Officer of Yaga, Inc., a clothing manufacturer. In addition, Mr. Lynch is a director of the United States National Bank, Galveston, Texas.

Directors in Class III
(Terms Expiring at the 1997 Annual Meeting of Shareholders)

  A. M. BARTOLO, a director since March 1970, joined the Company in March 1958 and served in various capacities until his retirement in May 1994. At the time of his retirement, Mr. Bartolo was Executive Vice President and Chief Operating Officer of the Company and President of the Imperial Sugar Company. Mr. Bartolo is age 66.

  ANN O. HAMILTON, a director of the Company since 1974, has been employed by the World Bank in Washington, D.C. since 1970. Mrs. Hamilton, age 58, has been Senior Adviser to the Vice President, South Asia Region, since 1995. She was Director of the Bangladesh, Bhutan & Nepal Department from 1993 to 1994, and Director of the Population & Human Resources Department from 1987 to 1992.

  HARRIS L. KEMPNER, JR., a director of the Company since 1966, has been President of Kempner Capital Management, Inc., an investment advisory firm, since 1982 and a trustee of the H. Kempner Trust Association since 1967. He served as Chairman of the Board of United States National Bank from 1988 to 1993 when he became Chairman Emeritus. Mr. Kempner, age 55, is a director of Cullen/Frost Bankers, Inc., TNP Enterprises, Inc. and American Indemnity Financial Corporation.

  H. E. LENTZ has been a director of the Company since December 1993. Mr. Lentz, age 50, has been a Managing Director of Lehman Brothers Inc., an investment banking firm, since March 1993. Prior thereto, Mr. Lentz served as Vice Chairman of Wasserstein Perella & Co. from 1988 to February 1993 and as Managing Director of Shearson Lehman Hutton, Inc. from 1984 to 1988. Mr. Lentz serves as a director of the Rowan Companies, Inc.

  FAYEZ SAROFIM, a director of the Company since 1991, is President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm he founded in 1958. Mr. Sarofim, age 66, is currently a director of Teledyne, Inc., Argonaut Group, Unitrin, Inc., MESA, Inc. and the Exor Group, S.A..

  Mr. I. H. Kempner, III and Mr. James C. Kempner are brothers and are first cousins of Mr. Harris L. Kempner, Jr. In addition, Mrs. Hamilton, Mr. Harris L. Kempner, Jr., Mr. I. H. Kempner, III, Mr. James C. Kempner, Mr. Lynch and Mr. Thorne are each descendants of H. Kempner, a Galveston entrepreneur who died in 1894.

BOARD COMMITTEES AND MEETINGS

  The Company's Board of Directors has four standing committees: Executive, Audit, Executive Compensation and Environmental. Except for the Executive Committee, the committees are composed of members who are not officers or employees of the Company or its subsidiaries. The membership and principal responsibilities of the committees are described below. The Board has no standing nominating committee.

  At intervals between formal meetings, members of the Board and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

  During the 1995 fiscal year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and its committees on which the director served. The Board met four times during the 1995 fiscal year.

Excutive Committee

Members: I. H. Kempner, III (Chairman)
         Edward O. Gaylord
         Robert C. Hanna
         James C. Kempner

  The Executive Committee exercises the powers of the Board to manage the Company between meetings of the Board. During fiscal year 1995, the Executive Committee did not meet.

Audit Committee

Members: Harris L. Kempner, Jr. (Chairman)
         Edward O. Gaylord
         Daniel K. Thorne

  The Audit Committee reviews with the Company's internal auditor and independent certified public accountants the scope and results of their audits, monitors the adequacy of the Company's system of internal controls and procedures, recommends to the board the selection of the independent certified public accountants and reviews the fees paid for services rendered by such accountants. During the 1995 fiscal year the Audit Committee met three times.

Executive Compensation Committee

Members: Edward O. Gaylord (Chairman)
         John D. Curtin, Jr.
         Fayez Sarofim

  The Executive Compensation Committee establishes the salaries, bonuses and other compensation for the Company's directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the Board the Company's compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company's Stock Incentive Plan and administers the Company's incentive bonus plans. The Executive Compensation Committee met once during the 1995 fiscal year.

Environmental Committee

Members: Robert L. K. Lynch (Chairman)
         A. M. Bartolo

  The Environmental Committee oversees all aspects of the Company's environmental policy and compliance with the policy, including the adequacy of management's programs for implementing the environmental policy. The Committee reviews, reports on and makes recommendations to the Board regarding the policy. The Environmental Committee met once during the 1995 fiscal year.

DIRECTOR REMUNERATION

  Each director of the Company who is not an officer of the Company receives $18,000 per annum for serving as a director, plus $1,000 for each Board meeting attended. Additionally, each such director who serves on a committee receives $1,000 for each committee meeting attended if the meeting is not held on the same day as a Board meeting. Each director is also reimbursed by the Company for travel expenses incurred in connection with attendance at Board or committee meetings or other business of the Company.

  Under the Company's 1989 Nonemployee Director Stock Option Plan, each director of the Company who is not an employee of the Company is automatically granted an option on the later of (i) July 27, 1989 or (ii) the date the director becomes a director of the Company. Each option permits the optionee to purchase 1,500 shares of Common Stock at an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Nonemployee Director Stock Option Plan are not exercisable until the optionee has completed three years of service as a director of the Company. In the event of a "change in control" of the Company (as defined in the Nonemployee Director Stock Option Plan), any unvested portion of the options will immediately become exercisable in full.

  No options to purchase shares of Common Stock under the Nonemployee Director Option Plan were exercised or granted during the fiscal year ended March 31, 1995.

  The Imperial Holly Corporation Retirement Plan for Nonemployee Directors is a non-qualified retirement plan providing monthly retirement benefits to retired directors of the Company who never served as employees of the Company. The plan provides for payments, commencing at the later of age 65 or retirement, equal to the retainer received by the director at the date of the director's retirement for up to ten years after retirement (based on years of service) to a director who retires after completion of three years of service. Death benefits equal to 50% of the retirement benefit are paid to a surviving spouse.

EXECUTIVE COMPENSATION

  The following table and narrative sets forth the compensation of the chief executive officer and the other four most highly compensated executive officers during the 1995 fiscal year (together with the chief executive officer, the "named officers") of the Company for services rendered in all capacities during fiscal years 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                      ANNUAL COMPENSATION        COMPENSATION
                               --------------------------------- ------------
                                                                    AWARDS
                                                                 ------------
                                                                  SECURITIES
                                                                  UNDERLYING
  NAME AND PRINCIPAL    FISCAL                    OTHER ANNUAL   OPTIONS/SARS    ALL OTHER
       POSITION          YEAR   SALARY  BONUS(1) COMPENSATION(2) (NUMBER)(3)  COMPENSATION(4)
  ------------------    ------ -------- -------- --------------- ------------ ---------------
James C. Kempner.......  1995  $343,512 $     0      $ 7,038             0        $    0
 President, Chief        1994   313,008   7,000       13,243        50,000             0
 Executive Officer,      1993   275,000   2,500        6,702             0             0
 Chief Financial
 Officer and President,
 Imperial Sugar Company

I. H. Kempner, III.....  1995   278,640       0       25,703             0         3,812
 Chairman of the         1994   305,277   7,000       23,016        50,000         3,812
 Board of Directors (5)  1993   315,000   5,000       15,002             0         3,812

Roger W. Hill..........  1995   273,936       0       45,552             0             0
 Executive Vice Presi-   1994   270,432   7,000       49,081        10,000             0
 dent and President,     1993   260,016   2,500       14,689             0             0
 Holly Sugar
 Corporation

Harry J. Smith.........  1995   212,536       0        2,911             0             0
 Executive Vice Presi-   1994   166,680  25,000       53,408        25,000             0
 dent, Sales and
 Marketing (6)

William F. Schwer......  1995   155,994       0        5,872             0             0
 Senior Vice President,  1994   140,432   2,000        6,641         7,000             0
 Secretary, and General  1993   125,016  11,000        1,450             0             0
 Counsel

- --------
(1) Awards are non-performance based discretionary bonuses. In connection with his employment, Mr. Smith received a negotiated bonus for fiscal 1994.
(2) Amounts are primarily payments under the Company's vacation policy and for taxes due on perquisites. Monetary service awards, which are earned on every fifth anniversary of employment, are also included when paid. Mr. I.H. Kempner's fiscal year 1995 other annual compensation included a $14,540 payment for taxes due on perquisites and a $5,804 monetary service award. Mr. Hill's fiscal year 1995 other annual compensation included $10,401 in vacation pay, and a $21,195 disability insurance policy premium. Mr. Hill's fiscal year 1994 other annual compensation included a $6,565 automobile allowance and a $22,400 disability insurance policy premium. For Mr. Smith in fiscal year 1994, the amount also includes a special one-time payment of $41,391 to compensate him for loss incurred upon the sale of his residence upon employment with the Company.
(3) SARs are included with respect to 3,333 of Mr. Smith's options. No other options granted in fiscal year 1994 include SARs.
(4) Represents split dollar life insurance premiums. The Company has a collateral interest in each policy in an amount equal to approximately three times the annual premium.
(5) In late 1993, Mr. I.H. Kempner voluntarily reduced his base salary by 15% from his authorized salary of $327,816 to $278,640.
(6) Mr. Smith joined the Company in June 1993.

 Information Concerning Stock Options

  The following table sets forth certain information with respect to unexercised options held at March 31, 1995. No options were granted to or exercised by the named officers during fiscal 1995.

                       FISCAL YEAR-END OPTION/SAR VALUES

                           NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-
                      OPTIONS/SARS AT MARCH 31, 1995  THE-MONEY OPTIONS/SARS AT
                                 (NUMBER)                 MARCH 31, 1995(3)
                      ------------------------------- -------------------------
        NAME          EXERCISABLE(1) UNEXERCISABLE(2) EXERCISABLE UNEXERCISABLE
        ----          -------------- ---------------- ----------- -------------
James C. Kempner.....     48,475          38,500        $78,817      $24,063
I. H. Kempner, III...     58,425          38,500         90,146       24,063
Roger W. Hill........     39,475           7,500         73,192        4,688
Harry J. Smith.......      6,250          18,750          2,344        7,031
William F. Schwer....      9,500           5,250          1,094        3,281

- --------
(1) The following options include tandem SARs with respect to one-third of the shares subject to the underlying option: 36,975 for Mr. James C. Kempner; 46,925 for Mr. I.H. Kempner, III; 36,975 for Mr. Hill; 2,500 for Mr. Smith and 7,750 for Mr. Schwer.
(2) The options for Mr. Smith include tandem SARs with respect to one-third of 7,500 of the shares subject to the underlying option.
(3) Calculated based upon the March 31, 1995 average of the high and low market price per share of $9.3125 (as reported by the American Stock Exchange) less the exercise price per share, times the number of shares.

 Retirement Plan

  The Imperial Holly Corporation Retirement Plan (the "Retirement Plan") is a tax qualified defined benefit plan covering salaried (non-union) employees of the Company and its subsidiaries generally, including executive officers. The Company has also adopted a Benefit Restoration Plan for certain participants (including each of the named officers) to supplement the benefits payable under the Retirement Plan to the extent the limitations on qualified plan benefits mandated by the Internal Revenue Code of 1986, as amended (the "Code"), reduce retirement benefits that would otherwise be payable under the Retirement Plan.

  Benefits under the Retirement Plan equal the sum of benefits with respect to service prior to a cutoff-date (Category I Service) and service after such cutoff-date (Category II Service). The cutoff-date is December 31, 1988 or, with respect to service with Holly Sugar, December 31, 1974. The following table sets forth estimated annual benefits (before giving effect to Code limits) payable for eligible employees who retire at age 65 (normal retirement age) under the Retirement Plan for Category I Service and Category II Service.

                          TOTAL ANNUAL BENEFIT AMOUNT
                               CATEGORY I SERVICE

                                              YEARS OF SERVICE
                            ----------------------------------------------------
FINAL
AVERAGE                       5      10     15     20      25      30      35
- -------                     ------ ------ ------ ------- ------- ------- -------
250,000.................... 15,166 30,332 45,498  60,664  75,830  90,998 106,162
300,000.................... 18,291 36,582 54,873  73,164  91,455 109,746 128,037
350,000.................... 21,416 42,832 64,248  85,664 107,080 128,496 149,912
400,000.................... 24,541 49,082 73,623  98,164 122,705 147,246 171,787
450,000.................... 27,666 55,332 82,998 110,664 138,330 165,996 193,662

                          TOTAL ANNUAL BENEFIT AMOUNT
                              CATEGORY II SERVICE

                                              YEARS OF SERVICE
                            ----------------------------------------------------
FINAL
AVERAGE                       5      10     15     20      25      30      35
- -------                     ------ ------ ------ ------- ------- ------- -------
150,000.................... 10,041 20,082 30,123  40,164  50,205  60,246  70,287
200,000.................... 13,541 27,082 40,623  54,164  67,705  81,246  94,787
250,000.................... 17,041 34,082 51,123  68,164  85,205 102,246 119,287
300,000.................... 20,541 41,082 61,623  82,164 102,705 123,248 143,787
400,000.................... 27,541 55,082 82,623 110,164 137,705 165,246 192,787
450,000.................... 31,041 62,082 93,123 124,164 155,205 186,246 217,287

  Compensation under the Retirement Plan is defined as taxable earnings, including salary, bonus and other annual compensation reported in the Summary Compensation Table, as well as the taxable income realized on exercise of stock options and the value for federal income tax purposes of certain employee benefits and other perquisites. Compensation under the Benefit Restoration Plan, for periods after August 1, 1994, is defined as authorized base pay (without regard to any voluntary reductions thereto) plus bonus as reported in the Summary Compensation Table. Prior to August 1, 1994 compensation was defined in the same manner as the Retirement Plan. Annual benefits provided under the Retirement Plan are in addition to social security benefits for employees and are integrated with amounts payable pursuant to annuities distributed to participants in connection with benefits accrued as of the spinoff/terminations of predecessors of the Retirement Plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. For purposes of the Retirement Plan, the years of Category I and Category II Service, respectively, as of March 31, 1995 for the named officers are as follows: Mr. James C. Kempner (1/6) ; Mr. I. H. Kempner, III (25/6); Mr. Hill (12/20); Mr. Smith (0/2) and Mr. Schwer (0/6). The amounts shown above do not include benefits based on employee contributions that were permitted in prior years. The Retirement Plan does not currently allow employee contributions.

  Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the tables above would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum upon the participant's retirement.

 Salary Continuation Plan

  The Company has agreed to provide lump sum supplemental retirement and death benefits to participants (currently five executive officers, including each of the named officers other than Mr. I.H. Kempner, III) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the event of disability (as defined). If a participant's employment is terminated prior to retirement for any reason other than death, disability or cause (as defined), the participant will be entitled to receive, upon his attainment of age 55 if his termination is prior thereto, the actuarial equivalent (as defined) of the payment he would have received had he retired at age 62 (in certain cases, reduced according to a vesting schedule specified in the applicable agreement). No amounts will be due under the plan to a participant who is terminated for cause. The estimated amounts payable upon retirement at or after age 62 for each of the named officers are as follows: $1,562,818 for Mr. James C. Kempner; $790,372 for Mr. Hill; $935,420 for Mr. Smith and $598,349 for Mr. Schwer. In fiscal 1995, the Salary Continuation Plan was amended to allow participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. Pursuant to this amendment, Mr. I.H. Kempner, III received a payment of $600,000 in fiscal 1995 and $394,390 as final payment in April 1995. Mr. James C. Kempner received a payment of $600,000, representing a portion of his retirement benefit discounted to age 55, in fiscal 1995.

 Employment Agreements and Related Arrangements

  The Company has Employment Agreements with each of the named officers. The Employment Agreements expire as follows: July 1998 for Messrs. James C. Kempner, Hill and Schwer; September 1997 for Mr. I. H. Kempner, III and October 1997 for Mr. Smith. The Employment Agreements provide that the Company will employ the executive at an annual base salary not less than an amount specified in the Employment Agreement. If terminated by the Company for any reason other than a "Non-Salary Event" (cause (as defined), death or total and permanent disability (as defined)), the executive will be entitled to receive as liquidated damages the present value of the greater of his minimum base salary provided for in the Agreement, or the salary then being paid to him, for the remaining term of employment as if there had been no termination. If the named officer had been terminated as of March 31, 1995, payments under the Employment Agreements would have been: $1,021,841 for Mr. James C. Kempner; $779,183 for Mr. I. H. Kempner, III; $620,683 for Mr. Hill; $496,959 for Mr. Smith and $458,931 for Mr. Schwer. The Company has Severance Pay Agreements with seven of its executive officers (including each of the named officers other than Mr. Smith). The Severance Pay Agreements provide that in the event of the executive officer's death or involuntary termination of employment (as defined) prior to his attaining age 65 but after a change in control of the Company (as defined), the executive officer or his beneficiary shall be entitled to receive a payment equal to the greater of (i) the product of one-fourth of the executive officer's average monthly salary over the preceding twelve months multiplied by the number of full years of service with the Company and its affiliates, or
(ii) the total of the annual bonuses received during the 36 months preceding his death or involuntary termination of employment. If a change of control had occurred and if the service of the named officers had been terminated as of March 31, 1995 under the conditions described above, the amounts due under the Severance Pay Agreements would have been $51,629 for Mr. James C. Kempner; $204,885 for Mr. I. H. Kempner, III; $190,788 for Mr. Hill; and $19,875 for Mr. Schwer.

  The Benefit Restoration Plan and the Salary Continuation Plan provide for full vesting of benefits in the event of a change in control of the Company (as defined). Payments may become due under the Severance Pay Agreements only after a change in control. Such plans and agreements provide that the aggregate present value of all "parachute payments" (within the meaning of Section 280G of the Code) shall not exceed one dollar less than three times the executive's "base amount" (within the meaning of Section 280G).

  The Company has established an Executive Benefits Trust which may be used to fund its obligations under certain otherwise unfunded benefit, retirement and deferred compensation plans providing benefits to executive officers of the Company in the event of a change in control.

  The Report of the Executive Compensation Committee on Executive Compensation and the Shareholder Return Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report and graph by specific reference.

 Shareholder Return Performance Graph

  The following graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the last five fiscal years ending March 31. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at March 31, 1990 and that all dividends were reinvested on a quarterly basis.

                            STOCK PRICE PERFORMANCE


                             NEW       IMPERIAL
                            PEER         HOLLY         S&P      FOOD
                            GROUP     CORPORATION      500      INDEX
                            -----     -----------      ---      -----
March 1990                  100.0%       100.0%       100.0%    100.0%
March 1991                   91.7%        62.4%       110.4%    133.8%
March 1992                   66.4%        56.3%       118.8%    143.2%
March 1993                   60.2%        59.7%       132.9%    153.2%
March 1994                  109.5%        43.4%       131.1%    137.9%
March 1995                  122.6%        44.2%       147.3%    163.2%

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

 Executive Compensation Program

  The Executive Compensation Committee, composed entirely of outside directors, is responsible for establishing the salaries, bonuses and other compensation for the Company's directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the Board the Company's compensation plans. The Executive Compensation Committee also administers the Company's Stock Incentive Plan as well as the Company's other incentive plans.

 Compensation Policies and Programs

  The Executive Compensation Committee believes that the overall objective of the executive compensation program should be to encourage enhancement of shareholder value, and that this objective is best accomplished by tying the financial interests of the Company's executives closely to the interests of the Company's shareholders. The Executive Compensation Committee believes that the Company's executive compensation program should (1) motivate executives toward effective long-term management of the Company's assets through stock programs which focus executives' attention on increasing shareholder value as measured by stock price; (2) reward effective, efficient ongoing management of Company operations through annual incentives which are tied to Company, departmental and individual performance; and (3) provide the ability to attract and retain executives through competitive salary levels.

  The Company's executive compensation program includes base salary, annual incentive bonuses and stock options, each of which is tied to performance.

  Base Salary: Base salaries for executive officers are set near the median levels determined by the Executive Compensation Committee to be sufficient to attract and retain qualified executive officers. This determination is based upon a survey of nine peer food product and ingredient companies conducted by an independent compensation consultant retained by the Company. Base salary increases are provided to executive officers based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. In establishing base salaries, the Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership.

  Annual Incentive Bonuses: The Executive Compensation Committee believes that a significant proportion of an executive's total cash compensation should be subject to the attainment of pre-determined goals, including earnings criteria based upon a specific return on total capitalization. A revised incentive bonus plan was adopted in fiscal 1995. The initial plan year for the revised plan will conclude June 30, 1995, and accordingly no incentive awards were made in fiscal 1995. Under the Plan, the Committee determines performance objectives (based on financial, operational, departmental and individual criteria) and evaluates the executive's performance in accomplishing these objectives annually. Payments are limited to 5% of base salary if the minimum Company performance threshold established by the Committee is not met.

  Stock Options: The Executive Compensation Committee believes that equity participation is a key component of the Company's executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and market compensation practices. Option grants are designed to retain executive officers and motivate them to enhance shareholder value. The purpose of option grants is to align the financial interests of executive officers with those of shareholders, particularly over the long term. To accomplish this objective, all options have been granted with an exercise price equal to the fair market value at the time of grant. Thus, option holders only realize value to the same extent that all shareholders realize value since the benefit cannot be obtained unless an appreciation in the common stock price occurs over the life of the options. The size of stock grants is based primarily on competitive practice. In fiscal 1995, 15,000 options were granted to one executive officer who joined the Company in fiscal 1995.

 Compensation of the Chief Executive Officer

  The Chief Executive Officer's compensation package consists of salary, annual cash bonus (if qualified pursuant to the Company's incentive plans) and stock option awards. In January 1995, Mr. James C. Kempner's base salary was increased from $340,000 to $354,024 per annum. Mr. Kempner's current base salary is below the median for peer companies based upon the aforementioned salary survey. Mr. James C. Kempner did not receive a cash bonus in fiscal 1995; the initial plan year, under the revised incentive bonus plan, will conclude June 30, 1995. No stock options were granted to Mr. James C. Kempner in fiscal year 1995.

  Section 162(m) of the Code does not allow the deduction of certain compensation to any covered employee in excess of $1 million per year, unless the compensation meets certain standards for performance based compensation. The Committee believes that the Company's stock options currently qualify as performance based compensation. The Committee does not anticipate that any executive officer will receive other compensation in excess of the limit during 1996. Therefore, the Committee did not take any action concerning the limit during 1995. The Committee will continue to monitor this situation and will take appropriate action if warranted in the future.

                                          THE EXECUTIVE COMPENSATION COMMITTEE
                                           Edward O. Gaylord, Chairman
                                           John D. Curtin, Jr.
                                           Fayez Sarofim

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Gaylord is Chairman of the Executive Compensation Committee. In 1989, the Company became one of the limited partners of ChartCo Terminal, L.P. ("ChartCo") upon the formation thereof and made a capital contribution of $1,000,000 to ChartCo. A company owned by Mr. Gaylord is the general partner of ChartCo, which owns an interest in a fuel oil terminal in Houston, Texas. The percentage interests of the partners in ChartCo are in proportion to their respective capital contributions.

  Fayez Sarofim & Co. acts as an investment advisor to the Company, the Retirement Plan and other employee benefit plans maintained by the Company. During fiscal 1995, Fayez Sarofim & Co. received approximately $220,727 for such services. Fayez Sarofim, a member of the Executive Compensation Committee and owner of more than 5% of the Common Stock, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co.

SECURITY OWNERSHIP

 Security Ownership of Certain Beneficial Owners

  The following table sets forth certain information with respect to persons known by the Company to be beneficial owners of 5% or more of the Common Stock based upon reports filed by such persons with the Securities and Exchange Commission. Unless otherwise indicated, these persons have sole voting and investment power over the shares of Common Stock listed below.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                           --------------------
                                                           NUMBER OF PERCENTAGE
                           NAME                             SHARES    OF CLASS
                           ----                            --------- ----------
Harris K. Weston(1)(2)(3)................................. 1,448,950    14.1%
 Dinsmore & Shohl
 1900 Chemed Center
 255 East 5th Street
 Cincinnati, Ohio 45202
Daniel K. Thorne(4) ......................................   719,866     7.0%
 P. O. Box 308
 Georges Mills, New Hampshire 03751
Fayez Sarofim(5)..........................................   676,500     6.6%
 Two Houston Center, Suite 2907
 Houston, Texas 77010
I.H. Kempner, III(1)(5)(8)................................   539,720     5.2%
 P.O. Box 25
 Sugar Land, Texas 77487-0025
Archer-Daniels-Midland Company............................   532,800     5.1%
 P.O. Box 1470
 Decatur, Illinois 62525
United States National Bank(6)............................ 1,975,549    19.2%
 P. O. Box 179
 Galveston, Texas 77553

 Security Ownership of Management

  The following table sets forth certain information with respect to the ownership of Common Stock as of June 1, 1995 of each director of the Company, each of the named officers and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Common Stock listed below.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                           --------------------
                                                           NUMBER OF PERCENTAGE
NAME                                                        SHARES    OF CLASS
- ----                                                       --------- ----------
A. M. Bartolo(5)..........................................    57,933       *
John D. Curtin, Jr........................................     2,000       *
Edward O. Gaylord.........................................    24,000       *
Ann O. Hamilton(2)........................................   307,593     3.0%
Robert C. Hanna(5)........................................    28,202       *
Roger W. Hill(5)..........................................    49,007       *
Harris L. Kempner, Jr.(1)(7)..............................   431,723     4.2%
I. H. Kempner, III(1)(5)(8)...............................   539,720     5.2%
James C. Kempner(1)(5)(9).................................   457,060     4.4%
H. E. Lentz...............................................    13,000       *
Robert L. K. Lynch(2)(5)(10)..............................   410,412     4.0%
Fayez Sarofim(5)..........................................   676,500     6.6%
Harry J. Smith(5).........................................     8,750       *
Daniel K. Thorne(4).......................................   719,866     7.0%
All directors and executive officers as a group (25
persons)(5)............................................... 3,075,547    29.9%

- --------
  * Percentage of shares of Common Stock beneficially owned does not exceed 1% of the class.
 (1) Includes 299,563 shares of Common Stock owned by the H. Kempner Trust Association, over which I. H. Kempner, III, James C. Kempner, Harris L. Kempner, Jr. and Harris K. Weston share voting power and investment power as co-trustees with one other co-trustee.
 (2) Includes 134,187 shares of Common Stock owned by the Harris and Eliza Kempner Fund, a charitable foundation, as to which Ms. Hamilton and Messrs. Lynch and Weston share voting power and investment power as co-trustees along with other trustees.
 (3) Includes 2,700 shares of Common Stock held by Mr. Weston's wife and 46,800 shares of Common Stock held by Mr. Weston's daughters. Mr. Weston disclaims beneficial ownership as to such shares. Also includes 106,200 shares of Common Stock owned by Mr. Weston as trustee for three trusts for the benefit of Mr. Weston's daughters and 396,000 shares of Common Stock owned by Mr. Weston as trustee of three charitable annuity lead trusts, as to all of which shares Mr. Weston disclaims beneficial ownership.
 (4) Includes 327,142 shares of Common Stock owned by a testamentary trust as to which Mr. Thorne is the sole beneficiary and a co-trustee. Also includes 169,447 shares owned by the Alan Pryce-Jones Trust, to which Mr. Thorne is a co-trustee and 875 shares owned by his wife to which Mr. Thorne disclaims beneficial ownership.
 (5) Includes shares subject to stock options exercisable within 60 days as follows: Mr. Sarofim, 1,500; Mr. I H. Kempner, III, 58,425 shares; Mr. Bartolo, 12,000 shares; Mr. Hanna, 22,000 shares; Mr. Hill, 39,475 shares; Mr. James C. Kempner, 48,475 shares; Mr. Lynch, 750 shares; Mr. Smith, 8,750 shares and all directors and executive officers as a group, 243,402 shares.

 (6) Consists of 1,975,549 shares of Common Stock which United States National Bank holds as trustee of various trusts for descendants of H. Kempner, including the 188,891 shares listed in Note 10 but not including any shares that are held in nominee form for others. United States National Bank has sole voting power over 1,975,099 shares. The information given is based on a Statement on Form 4 filed by the shareholder with the Securities and Exchange Commission and other information furnished by the shareholder.
 (7) Includes 5,793 shares of Common Stock held by Mr. Kempner's spouse and 13,474 shares held by his children, as to which he shares voting and investment power. Mr. Kempner disclaims beneficial ownership as to such shares.
 (8) Includes 4,443 shares of Common Stock held by Mr. Kempner's wife, as to which Mr. Kempner disclaims beneficial ownership. Also includes 19,672 shares held by his four daughters as to which Mr. Kempner disclaims beneficial ownership.
 (9) Includes 6,750 shares of Common Stock owned by a trust of which Mr. Kempner is a beneficiary.
(10) Includes 188,891 shares of Common Stock owned by a testamentary trust as to which Mr. Lynch is the income beneficiary and has a power of appointment. Mr. Lynch does not have voting or investment power with respect to such shares. Also includes 45,367 shares of Common Stock held by a revocable trust for the benefit of Mr. Lynch's sister to which Mr. Lynch is co-trustee and shares voting and investment power with two other co-trustees. Mr. Lynch disclaims beneficial ownership over the shares held in trust for his sister.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based on a review of Forms 3 and 4 and amendments thereto filed during fiscal 1995 and Forms 5 and amendments thereto, or written representations that no Form 5s were required, the Company believes that during fiscal 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the exceptions described below: Robert M. Armstrong, Director Emeritus, filed a Form 4 after it was due. Daniel K. Thorne and The Alan Pryce Jones Trust, a family trust of which Mr. Thorne is a trustee, each filed a Form 4 after the date the form was due.

OTHER INFORMATION

  In 1991, the Company entered into an interest rate swap with Lehman Brothers Inc. which continues until October 1996. Mr. Lentz, who was elected a director of the Company in December 1993, became a Managing Director of Lehman Brothers Inc. in March 1993.

                              INDEPENDENT AUDITORS

  Deloitte & Touche LLP has served as auditors for the Company for the fiscal year ended March 31, 1995. Neither such firm nor any of its associates has any relationship with the Company except in their capacity as auditors. A representative of Deloitte & Touche LLP is expected to attend the 1995 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

  The audit of the Company's financial statements for the 1995 fiscal year has just been concluded, and there has not been sufficient time for the Audit Committee to evaluate whether to retain Deloitte & Touche LLP as auditors for the fiscal year ending March 31, 1996. Accordingly, the Board of Directors and the Audit Committee have yet to select auditors for the Company for the 1996 fiscal year.

                                 OTHER MATTERS

  A copy of each of the Company's Annual Report to Shareholders and the Company's Annual Report on Form 10-K, including financial statements for the fiscal year ended March 31, 1995, accompany this Proxy Statement but are not a part of the proxy soliciting material.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Company's 1996 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this Proxy Statement) no later than February 16, 1996 to be eligible for inclusion in the Company's proxy material relating to that meeting.


 REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By Order of the Board of Directors
                                          William F. Schwer
                                          Secretary

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        / /

 Election of Directors                         Change of Address and/or comments
 For /x/ Withheld /x/ Exceptions* /x/           mark here.  /x/

 *Exceptions ........................
 ....................................

 To vote your shares for all Director
 nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withheld" box. If your do not wish your shares voted
 "For" a particular nominee, mark the
 "Exceptions" box and enter the exception(s) in the space provided.

 John D. Curtin, Jr., I.H. Kempner, III,
 James C. Kempner and Daniel K. Thorne

                                                Please sign exactly as name or
                                                names appear on the proxy. If
                                                stock is held jointly, each
                                                holder should sign. If signing
                                                as attorney, trustee, executor,
                                                administrator, custodian,
                                                guardian or corporate officer,
                                                please give full title.

                                                DATED:                  , 19
                                                      ------------------    --

                                                SIGNED
                                                      -------------------------

                                                      -------------------------

PLEASE SIGN, DATE AND RETURN THE PROXY CARD      Votes MUST be indicated
   PROMPTLY USING THE ENCLOSED ENVELOPE.         (x) in Black or Blue ink.  /x/

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                          IMPERIAL HOLLY CORPORATION
                      1995 ANNUAL MEETING OF SHAREHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints I.H. Kempner, III, James C. Kempner and Roy E. Henderson, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Holly Corporation (the "Company") that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 1995 Annual Meeting of Shareholders of Imperial Holly Corporation to be held on July 28, 1995 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth in the accompanying Proxy Statement.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED ON THE REVERSE. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.

                   (Continued, and to be signed and dated, on the reverse side).

                                        IMPERIAL HOLLY CORPORATION
                                        P.O. BOX 11513
                                        NEW YORK, N.Y. 10203-0513

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